DNB Financial Corporation


For further information, please contact:
Bruce Moroney
CFO/ Senior Vice President
610-873-5253                                               FOR IMMEDIATE RELEASE


                            DOWNINGTOWN NATIONAL BANK

                            DNB Financial Corporation

                         Declares a $0.13 Cash Dividend


(May 28,  2003 --  Downingtown,  PA) The  Board of  Directors  of DNB  Financial
Corporation, parent of the Downingtown National Bank, has declared a cash dividend of $0.13 per share for the second quarter of 2003 to shareholders of record on June 10, 2003. The cash dividend will be paid on June 20, 2003.

DNB Financial Corporation is a bank holding company whose bank subsidiary, Downingtown National Bank, is a commercial bank and a member of the FDIC. The Bank, headquartered in Downingtown, Chester County, Pennsylvania, has nine (9) full service offices. Through DNB Advisors, Downingtown National Bank provides wealth management and trust services to individuals and businesses throughout Chester County. The Bank and its subsidiary, DNB Financial Services, Inc., make available certain nondepository products and services, such as securities brokerage, mutual funds, life insurance and annuities. Customers may also visit us on our website at http://www.dnb4you.com.

Inquiries regarding the purchase of DNB Financial Corporation stock may be made through the market markers listed on our website at http://www.dnb4you.com.

Downingtown National Bank, the oldest bank in Chester County, operates nine branches centrally located throughout the county and offers more than 130 personal and business banking products and banking options, including banking by phone, Internet banking, and early morning drive-in teller lanes. For more information, see www.dnb4you.com on the Internet or call 610-269-1040.

        4 Brandywine Avenue o Downingtown, PA 19335-0904 o (610) 269-1040